EXHIBIT 77(o)

 MassMutual Corporate Investors

Rule 10f-3 Report

Name of Adviser: Babson Capital Management LLC
Acquisition of securities during existence of an underwriting or selling syndicate in the 2nd quarter of 2011.
Name of affiliate member of underwriting or selling syndicate:  Jefferies & Co.

Type of Security (indicate A, B, C, D or E*)	Issuer Name / Name of Security	Description of Security (e.g. common stock, corporate note)	Date Purchased	Underwriter(s) from Whom Purchased	Names of all Syndicate Members (list here)
E	Community Choice Financial Inc.	Senior Secured Notes	04/20/2011	Credit Suisse	Credit Suisse Jefferies & Co. Stephens Inc.

* Indicate (A) if part of an issue registered under the Securities Act of 1933 that is being offered to the public, (B) if part of an issue of governmental securities, as defined in section 2(a)(16) of the Investment Company Act of 1940, (C) if Eligible Municipal Securities, (D) if securities sold in an Eligible Foreign Offering, or (E) if securities sold in an Eligible Rule 144A Offering.

 Fund Purchase Amount
(U) Principal amount (and number of shares, if equity) purchased of any class of the offering by the Fund.

(V) Price paid by Fund (net of fees and expenses, expressed in dollars) and total amount paid.

[(V) amount may not exceed (Z) unless offered for subscription upon exercise of rights]

(W) Total Aggregate Client Purchase Amount
Aggregate principal amount (and number of shares, if equity) purchased of such class purchased by funds advised by the adviser (including the Fund) and any purchases of the offering of such class made by any other accounts over which the adviser had exercised investment discretion.
[(W) amount may not exceed 25% of (X) or (Y)]
(X) Total Offering Amount (other than Rule 144A Offering) Principal amount (and number of shares, if equity) of such class being offered.
(Y) Total Offering Amount (Rule 144A Offering)
Principal amount (and number of shares, if equity) of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus the principal amount of the offering of such class in any concurrent public offering.

(U) 130,000.00 (V) 100.00; 130,000.00	(W) 2,000,000.00	(X) n/a	(Y) 395,000 (m)

Date Offering Commenced	(Z) Timing and Price Price paid by each other purchaser in the offering or in any concurrent offering prior to close of first full business day on which sales are made, expressed in dollars ($)	Commission, Spread, or Profit (expressed in percentage (%) and dollar ($) terms)
04/20/2011	(Z) $100.00	n/a

The undersigned certifies that the information contained herein is complete and accurate and the following conditions have been satisfied:

1.
The purchase price did not exceed the price paid by each other purchaser in the offering or in any concurrent offering of the securities prior to the close of the first full business day on which sales are made (or, if a rights offering, the securities were purchased on the fourth day preceding the day on which the offering terminated).

2.	The underwriting was a firm commitment underwriting.

3.	The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

4.	For securities that are not municipal securities - The issuer has been in continuous operation for not less than three years, including the operations of any predecessors.

5.
For municipal securities only - The issue of securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid has been in operation less than three years (including the operations of any predecessors), it has received one of the three highest ratings from at least one such rating service.

6.
The amount of such securities purchased by all of the investment companies (including MassMutual Corporate Investors) and any other accounts over which the adviser exercised investment discretion did not exceed 25% of column (X) or (Y).

7.	No Affiliated Underwriter was a direct or indirect participant in the sale.

8.	Each transaction specified in this report has been effected in compliance with SEC Rule 10f-3 and the Fund’s Rule 10f-3 procedures.

Signed:	Melissa LaGrant

Print Name:	Melissa LaGrant

Title:	Chief Compliance Officer

Date:	July 12, 2011